EXHIBIT 23.5

CONSENTS OF BRAD LEONARD, M.Sc., P.Geo. and JULIE SELWAY, Ph.D., P.Geo.

We refer to the technical report prepared by Caracle Creek International Consulting Inc. entitled “Independent Technical Report Cinco de Mayo Property, Chihuahua State, Mexico” dated October 15, 2008 (the “Technical Report”) that is referenced in the Annual Information Form (“AIF”) of MAG Silver Corp. for the fiscal year ended December 31, 2008, incorporated herein as Exhibit 99.1 to this Annual Report on Form 40-F, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.  We were jointly responsible for preparing, authoring and certifying the Technical Report.

We hereby consent to references to our names and to the use of the Technical Report within the AIF incorporated herein to this Annual Report on Form 40-F.

Sincerely,

/s/  “Brad Leonard”
Brad Leonard, M.Sc., P.Geo.
March 11, 2009

/s/  “Julie Selway”
Julie Selway, Ph.D, P.Geo.
March 11, 2009